Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-185004, 333-95595, 333-107489, 333-113943 and 333-148096) and Form S-3 (File No. 333-178557) of our reports dated November 14, 2013, relating to (i) the consolidated financial statements and financial statement schedule of Tyco International Ltd. and subsidiaries (the “Company”) and (ii) the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion) appearing in this Annual Report on Form 10-K of Tyco International Ltd. and subsidiaries for the fiscal year ended September 27, 2013.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 14, 2013